Exhibit 21 - Subsidiaries of the Registrant

Subsidiary corporations serving as general partners or managers of limited liability entities are listed with those entities.


Name of Subsidiary          Type of entity      Jurisdiction of
                                                   organization

Ridgewood/Providence
 Power Partners, L.P.      limited partnership          Delaware

Ridgewood/Providence
 Corporation               corporation                  Delaware

Ridgewood/Maine Hydro
 Partners, L.P.            limited partnership          Delaware*

Ridgewood Maine
 Corporation               corporation                  Delaware*

*50% owned by Registrant

Ridgewood Pump Services
 Partners IV, L.P.         limited partnership          Delaware

Ridgewood Pump Services
 IV Corporation            corporation                  Delaware